Exhibit 10.1

Senior ExecutIve Contract of Employment

Bright green Corporation

seamus mC AULEY

DATED The 9th DAY OF FEBRUARY 2023

This AGREEMENT is dated the 9th day of February 2023.

PARTIES

(1)	Bright Green Corporation, a company incorporated under the laws of Delaware having its headquarters address at 401 E Las Olas Blvd # 1400, Fort Lauderdale, Florida 33301 USA (the “Company”); and

(2)	Seamus McAuley of 73 Upper Newcastle, Galway, County Galway, IR H91WPN3, (the “Executive”),

each a “Party” and, together, the “Parties”.

THE PARTIES AGREE as follows:

1	DEFINITIONS AND Interpretation

1.1	In this agreement, the following expressions shall have the following meanings unless the context otherwise admits:

1.1.1	“Associated Company” means any company which from time to time: (a) is a subsidiary or holding company of the Company, as such terms are defined in section 7 and section 8 respectively of the Companies Act 2014; and/or (b) belongs to the same group of companies (as defined in section 8 of the Companies Act 2014) as the Company; and/or (c) is an undertaking of substantial interest (as defined by section 314 of the Companies Act 2014) of the Company or of any company which belongs to the same group of companies (as defined in section 8 of the Companies Act 2014) as the Company; and/or (d) is an undertaking for whom or on whose behalf the Executive carries out duties at the request of the Company; and/or (e) is designated in writing by the Company as an Associated Company;

1.1.2	the “Board” means the board of directors or any committee of directors authorised to act on behalf of the Company;

1.1.3	“Confidential Information” means any proprietary information, whether or not protectable as a trade secret which provides an advantage to a competitor or which the Company treats as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organisation of the Company, its owners, officers, directors, employees or any Associated Company, their suppliers or customers which shall have come to the Executive’s knowledge during the course of his employment. By way of illustration only and not limitation, information will prima facie be confidential if it relates to the Company and any of its or any Associated Company’s trade secrets, research and developments, information relating to Intellectual Property, software (object or source codes), suppliers and their production and delivery capabilities, customers and details of their particular business and requirements, costings, profit margins, financial information, marketing and selling strategies and tactics, current activities and current and future plans relating to all or any of development or sales including the timing of all or any such matters, the development of new products, or technical design or specifications of the products of the Company or any Associated Company;

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1.1.4	“Directly or Indirectly” means whether alone, jointly or as principal or agent, whether in conjunction with or on behalf of any other Person as employee, consultant, director, partner, shareholder or otherwise;

1.1.5	“Intellectual Property” means all intellectual and industrial property rights including (without limitation and without prejudice to the generality of the expression) all patents, registered trademarks and designs, copyright (present and future), applications for any of the foregoing, trade and business names, trade secrets, algorithms, formulas, domain names, computer software, source and object codes, unregistered trademarks, goodwill in relation to the foregoing, database rights, sui generis rights, rights in designs (whether registrable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, know how, mask works (in each case to the fullest extent thereof and for the full period therefor and all related applications (and rights to apply for), extensions and renewals thereof and whether registered or not) and rights of the same or similar effect or nature in any part of the world existing now or in the future created;

1.1.6	“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other entity;

1.1.7	“Restricted Area” means any area in the world in which the Executive was on the date of termination of his employment with the Company actively engaged on behalf of the Company or any Associated Company and in respect of which it would be reasonable having regard to such activity for the protection of the business interests of the Company or any Associated Company to impose on the Executive the restrictions in relation thereto herein contained;

1.1.8	“Termination Date” means the date of termination of the employment of the Executive for whatsoever reason.

1.2	Any reference to any provision of any legislation shall include a reference to any modification, re-enactment or extension of such legislation.

1.3	Save as otherwise provided herein any references in this agreement or the schedule thereto to clauses or paragraphs are references to the clauses and paragraphs of this agreement and the schedule thereto unless the context otherwise admits or requires.

1.4	Words such as hereunder, hereof and herein and other words commencing with here shall, unless, the context clearly indicates to the contrary, refer to the whole of this agreement and not to any particular clause thereof.

1.5	References to the singular shall include the plural and vice versa and references to any gender shall include other genders.

1.6	The headings to the clauses in this agreement are for ease of reference only and shall not affect the interpretation of this agreement.

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2	Position

The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer or in any such other capacity of like status as the Company may require from time to time.

3	DATE OF COMMENCEMENT AND Term

3.1	The employment of the Executive shall commence on February 9, 2023 and shall continue on a full time basis under this Agreement unless terminated in accordance with clause 10 hereof. The Executive has advised the Company that he intends to promptly seek legal authorization to work in the United States and that he will take such steps as are necessary to obtain that authorization. The Executive agrees that, when he obtains such authorization to work legally in the United States, this Agreement will be superseded and replaced entirely by an employment agreement entered under United States law but that such United States employment agreement will provide for remuneration equivalent to the remuneration provided under this Agreement.

4	Duties

4.1	During the continuance of this agreement, the Executive will be assigned projects, responsibilities, and duties by the Executive Chairman of the Company. Such duties are expected to encompass the development of corporate strategy for the Company’s near and long-term growth, finance activities, identifying opportunities for value creation and long term partnerships, and expansion and implementation of relationships with government officials and other stakeholders of critical importance to the Company, all under the supervision of the Executive Chairman. In addition, the Executive must be prepared to undertake such other work as may be assigned to him by the Company from time to time.

4.2	The Executive will report to the Executive Chairman of the Company unless instructed otherwise by the Executive Chairman.

5	Hours of Work

5.1	The Executive will work a minimum of 40 hours per week. The Company’s business needs and the Executive’s current place of residence shall each be taken into account in the Executive’s determination of the hours each week during which he will work. The Executive will not be entitled to additional remuneration in the event that he works more than 40 hours in a week.

5.2	While the Executive is expected to determine his own working time, it is also expected that he will take a daily rest break of at least 11 hours in every 24 hour period and a weekly rest period of at least 24 hours in each consecutive period of seven days.

5.3	The Parties agree that in circumstances where the Executive shall determine his own working time, Part II of the Organisation of Working Time Act 1997 shall not apply.

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6	Exclusivity of Service

Save as may be otherwise authorised in writing, the Executive shall devote his whole business time, attention and personal skill to the business of the Company and shall use his best endeavours to promote the interests of the business and welfare of the Company and the Executive shall not Directly or Indirectly in any capacity be engaged by or be involved with any Person other than that of the Company save that he may be interested as the holder of not more than 3% of the nominal value of the issued share capital or other securities of any class of any company which is listed or dealt in on any recognised securities exchange.

7	Place of Work

7.1	The Parties agree that the Executive shall be entitled to work anywhere in the Republic of Ireland to include at his home address at 73 Upper Newcastle, Galway.

7.2	The Executive will undertake such business travel overseas as the Company may reasonably require.

8	Remuneration

8.1	For his services under this Agreement, the Executive shall be entitled to a fixed salary at the equivalent of $300,000 USD per annum. The salary shall be deemed to accrue from day to day but be paid in arrears directly into the Executive’s bank account by bank transfer subject to all appropriate and statutory deductions. The Executive hereby undertakes to provide the Company with full details of his bank account to make such payment. The Company will review the Fixed salary on an annual basis to ensure it is commensurate with the role, the stage of the Company development and is benchmarked against industry average for the role.

8.2	Upon the achievement of each of the specific milestones listed in Exhibit A, and subject to and conditioned upon the approval of the Board, the Executive shall be eligible to receive awards of the Company’s common stock, par value $0.0001 per share (“Common Stock”) as soon as reasonably practicable following the achievement of the specific milestone. The allotment of shares or any other such awards shall be subject to the terms of the Bright Green Corporation 2022 Omnibus Equity Compensation Plan (the “Plan”), as amended from time to time or any successor thereto, and any share participation plan the Company may put in place.

8.3	The Company shall reimburse the Executive for all proper reasonable expenses incurred by him in carrying out the business of the Company including but not limited to international travel expenses. The Executive shall comply with such rules as may from time to time be stipulated by the Board regarding the approval of and vouching of such expenses.

8.4	The Company does not operate a pension scheme. However, the Company will facilitate the Executive in setting up a Personal Retirement Savings Account (PRSA) should he wish. While the Company is prepared to facilitate deductions from the Executive’s salary and the payment thereof to the PSRA provider, the Company will not be making contributions.

8.5	The Company reserves the right to deduct from the Executive’s pay, any sums which he may owe the Company, including, without limitation, any overpayments or loans made to the Executive by the Company or losses suffered by the Company as a result of his negligence or breach of Company rules. By signing this Agreement the Executive consents to such deductions for the purpose of the Payment of Wages Act 1991.

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9	Holidays

9.1	The Company’s annual leave year runs from 1 January to 31 December.

9.2	The Executive shall be entitled to 20 days annual leave (which is inclusive of the Executive’s statutory annual leave entitlement) to be taken at such times as are convenient to the business of the Company and in accordance with the Company’s rules regarding holidays. The Company may require the Executive to take annual leave on specified days and also during any period of notice. The Executive’s statutory annual leave entitlement shall be deemed to be taken first in any leave year. Any contractual leave over and above the statutory minimum shall not accrue during periods of sick leave.

9.3	If the Executive’s employment commences or is terminated during the annual leave year, the Executive’s entitlement to annual leave during that year will be assessed on a pro rata basis. If, in the event of the termination of the Executive’s employment, the Executive has exceeded his entitlement for that year, the excess will be deducted from any sums due to the Executive by the Company and, if such deduction is insufficient, the excess shall be recoverable by the Company as a debt.

9.4	Annual leave entitlement untaken at the end of the annual leave year may not be carried forward to the next annual leave year except with the prior consent of the Executive Chairman and if carry-over of annual leave is permitted, such leave must be taken before the end of June of the following leave year failing which it is lost.

9.5	In addition, the Executive will be entitled to the benefit of all statutory public holidays in accordance with the provisions of the Organisation of Working Time Act 1997.

10	Termination

10.1	This Agreement shall be terminable by either the Executive or the Company on three months’ notice in writing.

10.2	The Company reserves the right to pay the Executive in lieu of all or any part of his notice entitlement at the Company’s absolute discretion which will be calculated based on his basic salary. Where the Company pays in lieu of notice, the termination date of his employment will be the date on which notice is served (and not the date on which payment is made).

10.3	If this Agreement is terminated by notice given by either Party to the other or if the Executive wishes to resign with immediate effect but the Company refuses to accept such resignation and requires the due period of notice to be given by the Executive then:

10.3.1	the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide work for the Executive but the Company may, at its discretion, provide suitable work for the Executive to be undertaken at his home and the Company may require the Executive to carry out special duties or projects. During the garden leave period, the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Associated Company; and

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10.3.2	the Company may at any time or from time to time during such notice period deny the Executive access to the Company’s premises; and

10.3.3	salary and benefits will not cease to be payable or available to the Executive by reason only of the exclusion of the Executive from the Company’s premises until the expiration of such notice period.

10.4	Both the Company and the Executive are entitled to waive their right to notice pursuant to this clause.

10.5	Notwithstanding clause 10.1 of this agreement, the Company shall be entitled to terminate the Executive’s employment without prior notice or pay in lieu of notice if at any time hereafter the Executive:

10.5.1	refuses or neglects to comply with any lawful orders or reasonable directions given to him by the Board; or

10.5.2	causes, by any act or omission, the name or reputation of the Company to be brought into disrepute; or

10.5.3	is guilty of serious misconduct; or

10.5.4	becomes of unsound mind or is committed as a patient for the purposes of any legislation relating to mental health; or

10.5.5	is convicted of any criminal offence (save summary Road Traffic Acts offences) or any other offence which in the reasonable opinion of the Board affects the Executive’s position within the Company.

10.6	Immediately upon the termination of the Executive’s employment, the Executive shall deliver to the Company all Company property in his possession including, but not limited to correspondence, documents, equipment, credit cards, company car, car keys, access fobs, fuel cards, mobile telephones, laptops, computer disks and other software, client lists and any other documentation or property belonging to the Company which may be in the Executive’s possession.

11	Confidentiality

11.1	The Executive agrees to keep all Confidential Information, documents and all other material or matters arising or coming to his attention in connection with the performance of his duties hereunder, secret and confidential and not at any time for any reason whatsoever to disclose them or permit them to be disclosed to any third party except as permitted hereunder to enable the Executive to carry out his duties and obligations.

11.2	The Executive agrees that he will treat as secret and confidential and not at any time for any reason disclose or permit to be disclosed to any person or persons or otherwise make use of or permit to be made use of any Confidential Information relating to the Company or any Associated Company or any such information relating to any shareholders, suppliers, or customers of the Company or any Associated Company where knowledge or details of the information was received as a result of or by virtue of the Executive’s employment with the Company.

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11.3	The obligations of confidence referred to in this clause shall not apply to any Confidential Information, documents or other information which:

11.3.1	is published or is otherwise in the public domain prior to the receipt of such Confidential Information or other information by the Executive; or

11.3.2	is or becomes publicly available on a non-confidential basis through no fault of the Executive; or

11.3.3	is received in good faith by the Executive from a third party who, on careful enquiry by the Executive, claims to have no obligations of confidence to the Company in respect of it and who imposes no obligations of confidence upon the Executive.

11.4	The obligations of the Executive under this clause shall survive the expiry or the termination of this Agreement for whatever reason.

11.5	The Executive shall not during the continuance of this Agreement make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company and any Associated Company, nor shall the Executive either during the continuance of this agreement or afterwards, use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company. Any such notes or memoranda made or compiled by the Executive shall be the property of the Company and shall be returned to the Company upon the termination of the Executive’s employment and for the avoidance of doubt the copyright in any such notes or memoranda shall vest in the Company.

11.6	The Executive is responsible for ensuring the security of Confidential Information in his home. In particular, he undertakes to:

11.6.1	encrypt and/or protect by password any Confidential Information held on his home computer;

11.6.2	lock his computer terminal whenever it is left unattended;

11.6.3	ensure any wireless network is secure;

11.6.4	keep all papers in filing cabinets that are locked when not in use; and

11.6.5	comply with the Company’s data protection policy from time to time in force regarding the retention of personal data.

12	Intellectual Property

12.1	To the extent not already vested in the Company by operation of law or otherwise, any Intellectual Property acquired, made, developed, conceived, reduced to writing or practice or discovered by the Executive Directly or Indirectly:

12.1.1	during the course of his employment with the Company;

12.1.2	arising from specific duties assigned to him; and/or

12.1.3	otherwise arising in connection with or in any way affecting or relating to the business of the Company or any of its Associated Companies;

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in each case whether or not during working hours or using the Company or any of its Associated Companies’ premises, assets or resources and whether or not before or after the date hereof (“Employment IPR”) vests in and shall belong to and be the absolute property of the Company and the Executive hereby irrevocably and unconditionally assigns and transfers to the Company all right, title and interest in and to any Employment IPR and all materials embodying such rights to the fullest extent permitted by applicable law including, without limitation, the right to sue for past infringement (or passing off) and to retain damages or other remedies arising therefrom. The Company shall be the sole legal and beneficial owner of all Employment IPR or other rights connected therewith.

12.2	To the extent that any Employment IPR does not automatically vest in the Company by operation of law or pursuant to this agreement, the Executive hereby irrevocably and unconditionally agrees to hold such Employment IPR on trust for the sole benefit of the Company until all right, title and interest in and to the same vests absolutely in the Company.

12.3	The Executive if and whenever required to do so (whether during or after the termination of his employment) shall at the request and expense of the Company promptly do all things necessary, execute such deeds and documents and provide all such assistance to enable the Company to obtain and maintain the exclusive benefit and legal and beneficial ownership of all Employment IPR including, without limitation, to substantiate, perfect, protect, maintain and enforce the Employment IPR and to register and/or apply to register the Employment IPR in the name of the Company or its designee and the Executive acknowledges that he will not be entitled to any further compensation or remuneration in respect of the performance of his obligations under this clause 15 save as may be provided for by law.

12.4	The Executive agrees that he will, at the Company’s expense, exercise any moral rights he has or may have in any Employment IPR against such third party or Parties as the Company may reasonably request from time to time and the Executive further agrees not to exercise such moral rights as against, and hereby irrevocably and conditionally waives such moral rights (and any rights of the same or similar effect anywhere in the world whether existing now or in the future created) in favour of the Company, its assignees, licensees, designees, employees, servants or agents.

12.5	The Executive hereby irrevocably appoints the Company to be attorney in the name of the Executive and on behalf of the Executive to execute and deliver any such documentation and to do such things and generally to use the Executive’s name for the purpose of giving to the Company the full benefit of the provisions of this clause 12 and a certificate in writing in favour of any third party signed by a duly authorized representative of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

12.6	The Executive hereby undertakes to the Company:

12.6.1	to report full written details of all Employment IPR immediately to the Company upon creation or as soon as practicable thereafter;

12.6.2	to keep confidential all details of the Employment IPR;

12.6.3	to deliver on demand to the Company all documents, manuals, instructions, log-in codes, passwords, source codes, information, designs, materials, deliverables, papers and records on all media (and all copies or abstracts of them), recording or relating to the Employment IPR or any part thereof and the process of their creation which are in the Executive’s possession, custody or power;

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12.6.4	not to register or attempt to register any of the Employment IPR unless requested to do so by the Company in writing; and

12.6.5	whether during or after the termination of the Executive’s employment, not to cause or permit anything which may infringe, damage or endanger the Employment IPR or the Intellectual Property of the Company (or any of its Associated Companies), or the Company’s title to same or assist others or allow others to do so.

12.7	The Executive hereby warrants, represents and agrees that:

12.7.1	the entire of his right, title and interest in and to the Employment IPR vests in, and is assigned to, the Company pursuant to this agreement;

12.7.2	all Employment IPR are and will be original and have not been copied, wholly or substantially from any Intellectual Property belonging to any other person;

12.7.3	he is free and entitled to assign to the Company the Employment IPR and that he is not under any disability, restriction or prohibition which would or might prevent him from performing or observing any of his obligations under this clause 12;

12.7.4	he has not entered into and shall not enter into any arrangement or agreement which conflicts or may conflict with this clause 12 and has not assigned, granted or licensed to any third party or charged or encumbered in any way any rights in any of the Employment IPR; and

12.7.5	he is not aware of any use by any third party of the Employment IPR or any part thereof.

12.8	All rights and obligations under this clause 12 shall continue in full force and effect after the termination of this agreement.

13	Restrictive Covenants

13.1	For the duration of his employment and for a period of 12 months following the Termination Date, without the prior written consent of the Company, the Executive will not Directly or Indirectly within the Restricted Area:

13.1.1	canvass, solicit or approach or cause to be canvassed, solicited or approached for orders any Person who at any time during the six months immediately preceding the Termination Date is or was in negotiation for the supply of goods or services with the Company; a client or customer of the Company; or in the habit of dealing with the Company where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company and in respect of whom the Executive or one of his subordinates acting in the course of his duties dealt or had contact with that Person during the six months immediately preceding the Termination Date;

13.1.2	solicit or entice or endeavour to solicit or entice away from the Company or employ any person who was employed in an executive, supervisory, technical, sales or senior administrative capacity by the Company at any time during the 6 months preceding the Termination Date and in respect of whom the Executive acting in the course of his duties dealt or had contact during the 6 months immediately preceding the Termination Date; or

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13.1.3	be engaged, concerned or interested in any Person who is a client or customer of the Company if such engagement, concern or interest causes or would cause the client or customer to cease or materially to reduce its orders or contracts with, or the volume of goods and services received from the Company.

13.2	For the period of 12 months following the Termination Date, without the prior written consent of the Company, the Executive will not Directly or Indirectly within the Restricted Area be engaged, concerned or interested in or provide technical, commercial or professional advice to any Person which is wholly or partly in competition with the business of the Company.

13.3	The Executive will not use in connection with any business any name that includes the name of the Company or any Associated Company or any colourable imitation of such names.

13.4	The Executive acknowledges that while it is the intention of the Parties to this agreement that the restrictions set out in this clause are considered by the Parties no greater than is necessary for the protection of the interests of the Company and any Associated Company, nevertheless in the event that any of the said restrictions be adjudged to be invalid or unenforceable by any court of competent jurisdiction but would be adjudged fair and reasonable if any part of the wording thereof were amended, modified, deleted or reduced in scope then this clause shall apply with such amendments, modifications, deletions and reductions in scope as may be necessary to make them valid and effective.

13.5	Nothing contained in this clause shall act to prevent the Executive from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.

13.6	The Executive shall, at the request and expense of the Company, enter into a direct agreement or undertaking with any Associated Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this clause (or such of them as may be appropriate in the circumstances) as the Company may reasonably require in the circumstances.

13.7	The Executive agrees that if in the course of his employment or thereafter during the continuance in force of the restrictions set out in this clause 13, he receives an offer of employment from any Person, he will immediately provide that person with a complete and accurate copy of this clause (restrictive covenants).

14	Severability

The Executive hereby acknowledges and agrees that each clause in this agreement, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each such clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and that if any such clause, or any part thereof, shall be adjudged to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.

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15	Statements

15.1	The Executive shall not, in relation to the Company or any Associated Company or any of their shareholders, directors, officers, employees or agents or concerning the business, operations, technologies, products, services, marketing strategies, pricing policies, management affairs, financial conditions, systems and procedures, controls, books and records, employees or service providers of the Company or any Associated Company, utter or publish any statement which is false, misleading or reasonably likely to damage the Company or any Associated Company and in particular shall not following the termination of his employment with the Company represent himself as being in any way connected with or employed by the Company or any Associated Company.

15.2	The Executive shall not, without the prior written consent of the Board, utter or publish any statement in the media which concerns the business of the Company or any Associated Company or any of their shareholders, directors, officers, employees or agents or concerning the business, operations, technologies, products, services, marketing strategies, pricing policies, management affairs, financial conditions, systems and procedures, controls, books and records, employees or service providers of the Company or any Associated Company.

16	MONITORING

16.1	The Executive acknowledges and accepts the Company’s right to monitor and/or record the Executive’s usage and content of any communication sent from or received to any of the Company’s IT equipment or from or to the Company’s premises.

17	TERMS OF EMPLOYMENT

The terms of this agreement set out the terms and conditions of employment of the Executive and the Executive agrees that the provisions constitute sufficient particulars of the employment relationship pursuant to the Company’s obligations under the Terms of Employment (Information) Acts 1994 to 2014 and any other relevant legislation.

18	Collective Agreements

There are no collective agreements affecting the Executive’s employment with the Company.

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19	Notices

19.1	Notices and other communications to any Party to this agreement required or permitted hereunder or any proceedings relating hereto shall be in writing and will be sufficiently served:

19.1.1	if delivered by hand;

19.1.2	if sent by e-mail; or

19.1.3	if sent by prepaid courier service

to the Executive at his last known address or to the Executive Chairman of the Company at the Company’s headquarters for the time being or to such other address as is from time to time designated by the Parties.

19.2	Any notice or communication required to be given pursuant to this agreement shall be deemed to have been served:

19.2.1	if delivered by hand, at the time of delivery;

19.2.2	if sent by e-mail, at 9am on the next Business Day (i.e. any day excluding Saturdays, Sundays, bank holidays and public holidays) after transmission; and

19.2.3	if sent by pre-paid registered post, 48 hours after posting;

provided that any such delivery or postage outside the hours of 9.00am to 5.30pm shall be deemed to have been served on the next Business Day.

20	Choice of Law

20.1	All disputes between the Parties arising out of or in any way relating to this agreement or any other disputes between the Parties in any way connected with the subject matter of the Agreement shall be governed by the laws of Ireland.

21	General

21.1	The Company may from time to time make reasonable changes to the terms and conditions of the Executive’s employment.

21.2	The termination of this agreement, howsoever arising, shall not affect such of the provisions hereof as are expressed to operate thereafter and shall be without prejudice to any right of action which has accrued to either Party in respect of any breach of this Agreement by the other Party.

21.3	This agreement shall enure to the benefit of and be binding upon the Parties to this agreement, their respective personal representatives and successors.

21.4	The Executive acknowledges that this agreement supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company or any Associated Company and that the Executive is not entering into this agreement in reliance on any representation not expressly set out herein.

21.5	A waiver by either Party to this agreement of any breach by the other Party of any of the terms of this agreement or the acquiescence of such Party in any act which but for such acquiescence would be a breach as aforesaid, will not operate as a waiver of any rights or the exercise thereof.

21.6	This agreement may be executed by the Parties to this agreement on separate counterparts, each of which when executed shall constitute the original and all such counterparts together constitute but one and the same instrument.

21.7	In accordance with the Electronic Commerce Act, 2000 and EU Regulation 910/2014, the Parties hereby agree that they may execute this agreement using electronic means including the use of electronic acceptance by the Parties, which the Parties acknowledge will have the full force and legal effect as if traditional hand-written signatures had been affixed hereto.

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IN WITNESS of which the Parties have executed this agreement on the date shown at the beginning of this agreement.

SIGNED for and on behalf of the Employer by:

/s/ Terry Rafih

SIGNED by Seamus McAuley :

/s/ Seamus McAuley

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EXHIBIT A

Subject to approval by the Board, Executive will be granted up to an aggregate of 5,000,000 shares of Common Stock. The award, and approval of the award, of such shares, shall be made pursuant to the Plan, and all such awards shall be made only in accordance with the milestones set forth below. Any determination that any individual milestone has been met shall be made in good faith by the Board. Notwithstanding the foregoing, the number of Shares granted to Executive at any time in accord with the milestones set forth below shall be appropriately adjusted if, subsequent to the date hereof, the Company consummates a recapitalization, or reverse or forward-stock split.

Milestone	Award
Receipt of Medical & Healthcare R&D Grants from the State of New Mexico and/or the U.S. federal government in the aggregate amount of not less than $50 million ( “R&D Licenses”).	Subject to approval by the Board, Executive will receive 500,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following receipt of the R&D Licenses.

Receipt of a Bulk Manufacturer of Controlled Substances license from the U.S. Drug Enforcement Agency (a “DEA License”).	Subject to approval by the Board, Executive will receive 500,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following receipt of the DEA License.

Investigational New Drug (IND) approval from the U.S. Food and Drug Administration (“IND Approval”).	Subject to approval by the Board, Executive will receive 1,000,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following receipt of IND Approval.

100 individual subscriptions received by the Company in connection with the Company’s private placement financing conducted pursuant to the U.S. Citizenship and Immigration Services’ EB-5 Immigrant Investor Program (the “EB-5 Program”).	Subject to approval by the Board, Executive will receive 500,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following receipt of the 100th subscription under the EB-5 Program.

$500 million of funds received by the Company in connection with the Company’s private placement financing conducted pursuant to the U.S. Citizenship and Immigration Services’ EB-5 Immigrant Investor Program.	Subject to approval by the Board, Executive will receive 500,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following receipt of funds totalling $500 million under the EB-5 Program.

The first fiscal year where the Company reports $10 million of revenue.	Subject to approval by the Board, Executive will receive 500,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following approval of the applicable year-end financial statements by the Company’s independent registered public accounting firm.

The first fiscal year where the Company reports $100 million of revenue.	Subject to approval by the Board, Executive will receive 500,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following approval of the applicable year-end financial statements by the Company’s independent registered public accounting firm.

Successful completion of the first (1st) harvest for commercial use, from the Company’s second (2nd) facility, as such facility is described in the Company’s filings and reports made with the Securities and Exchange Commission (the “2nd Facility Harvest”).	Subject to approval by the Board, Executive will receive 1,000,000 shares of Common Stock, which shall vest in full on the date of grant. The date of grant shall be no later than two (2) business days following completion of the 2nd Facility Harvest.

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